Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 1, 2022 with respect to the consolidated financial statements of Stellus Capital Investment Corporation for the year ended December 31, 2021, which are incorporated by reference in the Prospectus contained in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in the Prospectus contained in this Registration Statement, and to the use of our name as it appears under the captions “Financial Highlights” and “Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

Dallas, Texas

August 19, 2022